     EXHIBIT 10.3
Non-Equity Incentive Compensation Award Agreement
To Be Used For Executive Officers
As Approved February 2023

[Date]

[Name]
[Title]

Dear [Name]:

We would like to inform you that, on [Date] (the “Grant Date”), Assured Guaranty Ltd. (the “Company” and together with its subsidiaries, “Assured Guaranty”) granted you the right to receive a non-equity incentive compensation award for [Year] (the “Award”) under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “LTIP”). You have been granted this Award in order to provide you with an incentive to work for and share in Assured Guaranty’s continued growth during [Year].

The Award entitles you to the right to receive a payment (the “Cash Incentive”) equal to the amount determined by the Compensation Committee of the Board of Directors of Assured Guaranty Ltd. (the “Committee”) consistent with the scorecard enclosed herewith. The Cash Incentive shall be paid to you between January 1, [Following Year] and March 15, [Following Year] following the date that the Committee certifies the results for the enclosed scorecard. The amount of the Cash Incentive payable to you in accordance with the scorecard is subject to reduction by the Committee based on such factors as the Committee determines to be appropriate.

You will be entitled to the Cash Incentive for [Year] only if the Committee determines that the applicable performance goals in the enclosed scorecard have been satisfied. Payment of the Cash Incentive for [Year] is also conditioned on you remaining employed through the payment date of the Cash Incentive; if you are not employed through the payment date of the Cash Incentive, then you will forfeit the Cash Incentive for [Year].

As a condition for accepting the payment of any Cash Incentive, by your signature hereon, you agree and acknowledge that in the event that you engage in any Detrimental Activity (as defined below) during the twelve-month period following the date that the Cash Incentive is paid to you, the Committee may require you to repay to Assured Guaranty the amount of such Cash Incentive in such manner and on such terms and conditions as may be required by the Committee, and Assured Guaranty shall be entitled to reduce any amount owed to you by Assured Guaranty by the amount of such repayment obligation.

The term “Detrimental Activity” shall mean:

(i)you engaging in an activity, directly or indirectly, whether as an employee, consultant, partner, principal, agent, distributor, representative, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company) or otherwise, that is competitive with the financial guaranty insurance business (including, without limitation, providing credit protection or reinsurance) or asset management business (including, without limitation, any activities involving investing, trading, or providing advisory, operational, or risk management services with respect to financial products or instruments similar to those which the Company or any of its affiliates is then investing in, trading, or providing advisory, operational, or risk management services with respect to) being conducted by the Company or any affiliate during the period covered by your employment; or
(ii)you engaging in any activity, directly or indirectly, whether on behalf of yourself or any other person or entity (x) to solicit any client and/or customer of the Company or any affiliate or (y) to hire any employee or former employee of the Company or any present or former affiliate of the Company or encourage any employee of the Company or affiliate to leave the employ of the Company or affiliate; or
(iii)you, without the prior written consent of the Company, using, or disclosing to any person (other than an employee of the Company or an affiliate or other person to whom disclosure is necessary to the performance of your duties in the employ of the Company or an affiliate), any confidential or proprietary information about the Company or any affiliate or their business, unless and until such information has become known to the public generally (other than as a result of your unauthorized disclosure).
Notwithstanding anything in this Award to the contrary, your rights with respect to the Award shall also be subject (to the extent applicable) to the Assured Guaranty Ltd. Executive Officer Recoupment Policy as amended and restated on February 23, 2022, and as further amended from time to time, and the Assured Guaranty UK Limited Executive Recoupment Policy, as adopted on March 31, 2022, and as further amended from time to time.

The Committee has the authority to interpret the LTIP and the enclosed scorecard, and to make the final determination of whether you are entitled to payment of the Cash Incentive and whether you are required to repay all or a portion of the Cash Incentive.

Please sign and return a copy of this letter to me indicating that you have received a copy of the Award and scorecard and that you agree to the terms of the Award as described herein and therein.

Sincerely,

Ivana M. Grillo
Senior Managing Director,
Human Resources

Acknowledged and Agreed:

By: ___________________________________
Name:

Date: __________________________________

EXHIBIT A

Executive Non-Equity Incentive Compensation Terms

PERFORMANCE YEAR:    [_____________]
POSITION TITLE:        [_____________]
EMPLOYEE NAME:        [_____________]
DEPARTMENT:        [_____________]

Non-Equity Incentive Payout = the product of:

(i)    (Base Salary * Individual Target Cash Incentive Multiple) and
(ii)    (Financial Goal Achievement Score (weighted 67%) + Individual Non-Financial Objective Achievement Score (weighted 33%))

Maximum achievement score for each target = 200% of target weighting

[Year] Base Salary:	[_____________]
[Year] Individual Target Cash Incentive Multiple:	[_____________]
Financial Performance Measures:	[Year] Target	[Year] Results	Weighting	Achievement Score (0-200%)	Weighted Achievement Score
[Financial Performance Measures]

67.0%

Individual Non-Financial Performance Measures:	[Year] Objectives	[Year] Results	Weighting	Achievement Score (0-200%)	Weighted Achievement Score
Contribution Towards CEO’s Non-Financial Performance Measures			16.5%
Individual Performance Objectives			16.5%
			33%
Achievement Score